Exhibit 99.1

Apco Reports First-Quarter 2014 Results and Colombia Exploration Success

TULSA, Okla. – Apco Oil and Gas International Inc. (NASDAQ:APAGF) today announced that for the three-month period ended March 31, 2014, it generated unaudited net income attributable to Apco of $3.1 million, or $0.10 per share, compared with net income of $9.9 million, or $0.34 per share for the same period in 2013.

Net income decreased quarter-to-quarter due to the combination of lower operating revenues, higher operating costs and expenses, and lower equity income. Apco’s 2014 results reflect the impact of a 23 percent devaluation of the Argentine peso during the first quarter.

During the first quarter of 2014, the devaluation impacted oil price realizations, operating costs including foreign exchange losses, and equity income from Argentine investment in Petrolera Entre Lomas S.A. (Petrolera).

Total operating revenues decreased by $4.7 million during first-quarter 2014 compared with the same period of 2013. Lower oil sales volumes and decreased revenues from the Oil Plus hydrocarbon subsidy program in Argentina were the primary drivers of lower operating revenues compared with first-quarter 2013. Oil price realizations in Argentina were temporarily impacted by the peso devaluation and economic conditions during the first quarter of 2014.

Total costs and operating expenses were higher for first-quarter 2014 compared with the same period of 2013 primarily due to higher depreciation expense and greater foreign exchange losses. These variances were partially offset by decreased production and lifting costs and lower exploration expenses in 2014.

Apco also experienced lower equity income from its 40.72 percent interest in Petrolera. During first-quarter 2014, the impact of lower operating revenues, higher operating costs and greater foreign exchange losses contributed to a $3.9 million decrease in equity income from Argentine investment compared with first-quarter 2013.

“We see certain aspects of the situation improving in Argentina, including commodity prices, and continue to invest with a goal to increase our production. Looking ahead, we anticipate additional growth from our exploration drilling in Colombia,” said Bryan Guderian, Apco’s chief executive officer.

Colombia Exploration Success, 2014 Capital Program and Operations Update

During first-quarter 2014, capital expenditures of $21.5 million attributable to Apco’s consolidated interests were invested primarily in exploration drilling in Colombia and development drilling in Neuquén basin properties.

Through early May, Apco drilled eight of the nine exploration wells originally planned in all of its blocks in Colombia for 2014. In the Llanos 32 block where Apco has a 20 percent interest, three wells planned for the year have been drilled. The first well, the Kananaskis-1, was drilled in the southwestern part of the block approximately 24 kilometers from the Maniceño discovery drilled in 2012. The well reached a total depth of 10,764 feet in April and encountered approximately 262 feet of hydrocarbon column in the Mirador and Gacheta formations.

Initial short-term production testing of the Kananaskis-1 well was completed in May. Four separate zones were tested in the well and all four zones produced hydrocarbons. The Mirador zone tested an average of 3,555 barrels of oil per day of 30-degree API oil over an eight-hour test under natural flowing conditions. The additional three zones tested produced both natural gas and condensate. Further production history will be required to determine the stabilized flow rates and the extent of all the reservoirs. The well is expected to be placed on long-term testing after governmental approval which is expected by the end of May.

The second well drilled in Llanos 32, the Carmentea-1, reached a total depth of 11,625 feet in April and encountered approximately 197 feet of oil column in the Mirador and Gacheta formations. The third exploration well, the Calona-1, encountered approximately 128 feet of hydrocarbon column in the Mirador, Guadalupe and Gacheta formations. Long-term testing of these wells is expected to begin by the end of July.

In the Llanos 40 block where Apco has a 50 percent working interest, four exploration wells planned for 2014 have been drilled. The first two wells, the Celtis-1 and Ardisia-1, were drilled from the same pad to total depths of 9,900 and 9,516 feet, respectively, and cased for testing.

The Celtis-1 well encountered approximately 18 feet of oil column in the Une formation. The well was tested using an electric submersible pump. The stabilized production rate was 600 barrels of oil per day over a seven-day period with a 38 percent water cut. The Ardisia-1 well was tested in April and did not recover commercial hydrocarbon volumes. The Ardisia-1 was subsequently converted to a water disposal well to handle future volumes of water produced from the Celtis-1 discovery.

The third well drilled in the Llanos 40 block, the Begonia-1, reached a total depth of 9,458 feet in April and encountered approximately 28 feet of oil column in the Carbonera 7 formation. The Begonia-1 well tested in April at stabilized rates of 2,050 barrels of oil per day over a seven-day period with a less than one percent water cut. In April, the fourth exploration well of the Llanos 40 campaign, the Berbena-1, was drilled and reached a total depth of 9,670 feet. The Berbena-1 well was determined to be unproductive and was converted to a water disposal well to handle anticipated future volumes of water produced from the Begonia-1 well.

Apco anticipates commencing long-term production testing at the Celtis-1 and Begonia-1 discoveries by the end of the second quarter. Apco and its partner will evaluate these prospects when results from the long-term production tests provide sufficient information to estimate reserves and future net revenues from these investments.

In the Turpial block where Apco has a 50 percent working interest, Apco drilled and cased the first of two planned exploration wells for the year – the Turpiales-2 – during the first quarter and encountered approximately 52 feet of hydrocarbon column in the Real formation. A core sample was taken from the well. Completion and testing operations are anticipated during the second quarter.

In Argentina, Apco participated in the drilling and completion of five development wells and one exploration well in Neuquén basin properties during first-quarter 2014. An additional five wells were in various stages of drilling or completion at the end of the quarter. During the quarter, two conventional horizontal wells spud in 2013 were put on production from the Tordillo formation in the Bajada del Palo and Coirón Amargo concessions. Apco plans to drill four more horizontal wells in these areas during the remainder of 2014.

“We are pleased with the results of our conventional horizontal drilling activities and expect additional wells to help stem recent production declines from our mature properties in Argentina,” said Michael Kyle, Apco’s president and chief operating officer.

“Through May, we have nearly completed our significant exploration plan in Colombia for 2014 and are encouraged by the initial results. In the second quarter we will begin to evaluate the potential of these wells. We expect to commence development activities during the remainder of 2014,” Kyle added.

Apco Oil and Gas International Inc.

Summary of Earnings

(In Thousands of Dollars Except Per Share Amounts)

	2014	2013
Three months ended March 31
Operating revenue	30,586	35,279
Costs and operating expenses	28,275	27,271
Investment income	1,950	5,465
Net income attributable to Apco	3,054	9,933
Per share	0.10	0.34

About Apco Oil and Gas International Inc. (NASDAQ: APAGF)

Apco Oil and Gas International Inc. is an international oil and gas exploration and production company with interests in nine oil and gas concessions and two exploration permits in Argentina, and three exploration and production contracts in Colombia. More information is available at www.apcooilandgas.com. Go to http://www.b2i.us/irpass.asp?BzID=1671&to=ea&s=0 to join our e-mail list.

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•	Amounts and nature of future capital expenditures;

•	Volumes of future oil, natural gas, and LPG production;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Estimates of proved gas and oil reserves;

•	Reserve potential;

•	Development drilling potential;

•	Cash flow from operations or results of operations;

•	Seasonality of natural gas demand; and

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Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this announcement. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future oil and natural gas reserves), market demand, volatility of prices, and the availability and cost of capital;

•	Inflation, interest rates, fluctuation in foreign currency exchange rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors;

•	Development of alternative energy sources;

•	The impact of operational and development hazards;

•	Costs of, changes in, or the results of laws, government regulations (including climate change regulation and/or potential additional regulation of drilling and completion of wells), environmental liabilities and litigation;

•	Political conditions in Argentina, Colombia and other parts of the world;

•	The failure to renew participation in hydrocarbon concessions granted by the Argentine government on reasonable terms;

•	Risks related to strategy and financing, including restrictions stemming from our loan agreement and the availability and cost of credit;

•	Risks associated with future weather conditions, volcanic activity and earthquakes;

•	Acts of terrorism; and

•	Additional risks described in our filings with the Securities and Exchange Commission (“SEC”).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this announcement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Investors are urged to closely consider the disclosures and risk factors in our most recent annual report on Form 10-K filed with the SEC and our quarterly reports on Form 10-Q available from our offices or from our website at www.apcooilandgas.com.